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                                                                    EXHIBIT 99.1

                           UNIFAB INTERNATIONAL, INC.
                                 CURRENT EVENTS


New Iberia, LA - (Business Wire) - November 27, 2002-- UNIFAB International, Inc. (NASDAQSC: UFABE) (the "Company") reports that it was unable to file its report on Form 10-Q for the quarter ended September 30, 2002 (the "September Form 10-Q") by the extended deadline of November 19, 2002. The chain of events and circumstances that led to our being unable to file this report are described below.

On Monday, October 28, 2002, the Company filed with the Securities and Exchange Commission (the "SEC") a preliminary proxy statement, and on Friday, November 1, 2002, the SEC informed the Company of its intention to review the preliminary proxy statement, including the financial statements included therein. On Wednesday, November 13, 2002, the Company received comments from the SEC related to its review of the preliminary proxy.

On Wednesday, November 6, 2002, the board of directors approved the selection of Deloitte & Touche LLP to serve as the Company's independent auditors for the fiscal year ended December 31, 2002, replacing Ernst & Young LLP, who resigned as such effective August 15, 2002. Deloitte & Touche LLP immediately began procedures related to its engagement as our independent auditor.

On Friday, November 15, 2002, the Company filed for an extension of time until November 19, 2002, to file its September Form 10-Q. Due to the delays encountered responding to the SEC's comments and the review of those responses by the Company's current and prior auditors, the Company was unable to file its September Form 10-Q within the extended timeframe.

Because the Company had not yet filed its September Form 10-Q, on November 20, 2002, the Company received a Nasdaq Staff Determination indicating that the Company failed to comply with the filing requirement for continued listing set forth in Marketplace Rule 4310(c)(14), and that its securities were, therefore, subject to delisting from the Nasdaq SmallCap Market on November 29, 2002. On November 22, 2002, the trading symbol for the Company's securities was changed from UFAB to UFABE as a result of this filing delinquency.

On November 26, 2002, the Company requested a hearing with a Nasdaq Listing Qualifications Panel (the "Panel") to stay the delisting of the Company's securities. The Panel has 45 days from November 26, 2002, to set the hearing date. There can be no assurance that the Panel will grant the Company's request for continued listing in the event the September Form 10-Q is not filed prior to the hearing date.

We are continuing to assist our independent auditors in completing their review of the September Form 10-Q, responding to the SEC's comments and incorporating those responses, to the extent necessary, into the September Form 10-Q. When we file the September Form 10-Q, we will no longer be in violation of the Nasdaq filing requirements, and the need for a hearing with respect to that issue, if one has not yet been held, will be eliminated. At the time that we file the September Form 10-Q, the trading symbol will be changed back to UFAB.

We are also currently preparing a response to the SEC's comment letter with respect to our preliminary proxy materials. Once we have responded to the SEC's comments, we will issue a definitive notice of meeting and proxy statement. We expect do so in time to hold the annual shareholders meeting at the end of December 2002.

This press release does not constitute a notice of or a solicitation of proxies for any meeting of shareholders of the Company. The Company will give notice of and solicit proxies for a meeting only pursuant to definitive written materials to be furnished to Company shareholders.

UNIFAB International, Inc. is a custom fabricator of topside facilities, equipment modules and other structures used in the development and production of oil and gas reserves. In addition, the Company designs and manufactures specialized process systems, refurbishes and retrofits existing jackets and decks, provides design, repair,


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refurbishment and conversion services for oil and gas drilling rigs and performs offshore piping hook-up and platform maintenance services.

Statements made in this news release regarding UNIFAB's expectations as to future operations of the Company and other statements included herein that are not statements of historical fact are forward-looking statements that depend upon the following factors, among others: continued demand for the services provided by UNIFAB, availability of skilled employees. Should any of these factors not continue as anticipated, actual results and plans could differ materially from those expressed in the forward-looking statements.


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